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PARADYNE NETWORKS, INC.

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This filing relates to the acquisition of Paradyne Networks, Inc.(“Paradyne”) by Zhone Technologies, Inc. (“Zhone”) pursuant to an Agreement and Plan of Merger, dated as of July 7, 2005 (the “Merger Agreement”) by and among Paradyne, Zhone and Parrot Acquisition Corp. (“Merger Sub’). Pursuant to the Merger Agreement, Merger Sub will merge with Paradyne (the “Merger”), all of the outstanding shares of Paradyne common stock will be converted into the right to receive 1.0972 shares of Zhone common stock and Paradyne will become a wholly owned subsidiary of Zhone. The Merger is conditioned upon, among other things, the receipt of the requisite approvals of the shareholders of Paradyne and Zhone.

The following is a transcript of a conference call held on July 20, 2005 by management of Paradyne Networks, Inc. with respect to its financial results for the quarter ended June 30, 2005 as more fully described in its press release, dated July 20, 2005, attached as an exhibit to the Form 8-K filed by Paradyne with the Securities and Exchange Commission (the “SEC”) on July 20, 2005.

PARADYNE

Moderator: Sean Belanger

July 20, 2005

5:30 pm CT

Operator:	Good afternoon, my name is Koshika, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Paradyne Second Quarter 2005 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number (1) on your telephone keypad. If you would like to withdraw your question, press the pound key. I would now like to turn the call over to the Paradyne host. You may begin.

Man:	Welcome to Paradyne’s second quarter earnings conference call. Our format today is as follows: Paradyne’s President and CEO, Sean Belanger will begin by discussing key points from our press release. Afterward Patrick Murphy, our CFO, will discuss our financial results. We will conclude with questions and answers.

As you know, during the course of discussion today we may make forward- looking statements including statements that refer to: future financial performance (such as profitability, revenues, gross margins, operating expenses, earnings, and EBITDA); the anticipated growth and trends in our business, product lines or key markets; the amount and timing of synergies that may be achieved in connection with our acquisition by Zhone.

The expected results and anticipated benefits of the merger including expectations of greater revenue opportunities and operating efficiencies and cost savings; the completion and timing of the closing of the merger; our reasons for the merger; the degree to which the combined company will be a more effective competitor; the strength of the combined company’s balance sheet; the combined company’s ability to successfully fulfill it’s customer’s needs; and statements that express our expectations, estimates, beliefs, and forecasts.

We would like to caution you that actual results could differ materially from those expressed in or contemplated by the forward looking statement. We refer you to the risk factors contained in our SEC filings available at www.sec.gov including, without limitations, our annual report on Form 10K for the year ending December 31, 2004, our quarterly report on Form 10Q for the quarter ending March 31, 2005, and the Zhone Technologies Incorporated Registration Statement on Form S-4, filed on July 15, 2005.

We would like to caution you not to place undue reliance on any forward looking statements which speak only as of the days on which they are made. We undertake no obligation to revise or update any projections or forward looking statement. Again we will be taking questions at the conclusion of the prepared remarks.

Sean Belanger:	Thank you and welcome to Paradyne’s second quarter earnings call. I will highlight the results of the quarter and after my statements, Pat Murphy will go into more detail on the financial results of the quarter.

We were extremely pleased with the results of Q2 for Paradyne. Our revenue came in at $28 million, exceeding guidance and street expectations. In addition we had a positive 3 cent non-GAAP earnings per share in the quarter and a positive 2 cent GAAP earnings per share in the quarter again exceeding guidance and street expectations.

Most notable was an increase in our margin to 41.4% up from 37.1% in the prior quarter. The revenue in Q2 is a 15% increase versus Q2 of 2004. In addition we’ll end the quarter with an increase in backlog.

Next we were very active on the business class service side in our new products. We delivered a new generation of bonded T1/E1 network extender solutions, TNE’s focused on the growing Ethernet over copper market. The new products have increased performance, management, and traffic management capabilities for business class Ethernet solutions.

In addition we continued shipping 5.7 megabit capable 1U DSLAMS and shipped the first unit of our new 1752 CPE which delivered more than 10 megabits of symmetric bandwidth over two copper bonded pairs with production units to ship in Q3.

Looking forward, in business class Ethernet over copper, we expect to roll out additional products through the end of 2005. In other developments we added fiber transport capability with Ethernet automatic protection switching to our 4929 1U IP DSLAM. Looking forward, we will continue to develop the ADSL 2+ IP pots combo card for the 12,000 BLC. We will also continue to develop ADSL 2+ Bonding into our BLC platforms as well as our 1U platforms. This capability improves the distances at which IP video services can be supported.

Now moving to customers, we had the following customer breakthroughs of note: Kingston, the second largest telephone company in the United Kingdom took first delivery of our 8820 BLC.

Cable and Wireless continued to order with significant orders coming from Jamaica and Barbados. We sold our new TNE’s to several accounts including TDS, CenturyTel, Iowa Telecom, ACF, Motorola, Hydro Quebec, Manitoba Hydro, Access Wisconsin, Bresnen Tel, and Adams Tel.

The following accounts were either new accounts or applied our products in new applications in this quarter. Global Telecom, Choice One, Talk America, Palmetto Rural Telephone, Skyline Telephone, Star Telephone, Chesne Telephone, ACD.net, Shawnee Telephone, Southwest Arkansas Telephone, Big River Telephone, Mid-State Telephone, Hickory Tech, Hill County Telephone, Granby Telephone, Towns Telephone, MTA, and Norcast.

There are several other new wins internationally and in hospitality in the enterprise side of our business. On the marketing side, we continued our development of customer centric features and capabilities on our web site including the introduction of Paradyne’s hot cast and the continuation of our quarterly newsletter, The Broadband Times.

We launched the new Ethernet over copper solutions at Super Com and showed how eight bonded T1 circuits can be installed in seconds. We also showed our 12,000 BLC could be used for Ethernet based T1 aggregation for up to 288 T1’s per chasse with fiber transport network connectivity. And we successfully demonstrated IP POTS using the capabilities of our 8620 broadband loop carrier.

Now let me share with you some statistics relative to the quarter and how it compares to the second quarter of 2004. We shipped 262 DSL customers in Q2 up from 177 in Q2 ’04. Shipments of standard space ADSL ports increased from over 91,000 in Q2 ’04 to over 144,000 of which ADSL 2+ represent over 113,000 ports.

ReachDSL port shipments were approximately 7,700 down 55% from the same period a year ago where we shipped approximately 17,000 ports. Part of this decline was due to a transition we’re making to a new Reach Plus line card. We began shipping the Reach Plus card in Q2 and through today’s date, we have already shipped over 3,900 ports.

ReachDSL endpoint are a combination ADSL Reach DSL endpoint combined for a total of over 41,800 units shipped in Q2 up 47% from Q2 ’04. And we shipped over 44,100 standard space ADSL endpoint shipments in Q2 as compared to slightly over 25,900 for the same period one year ago.

Total BLC and DSLAM maximum port capacity ship grew from approximately 101,800 in Q2 ’04 to approximately 253,400 in Q2 ’05. As all of you know, we announced on July 8 the acquisition of Paradyne by Zhone. We certainly believe that these results and our continued momentum in the market will be further supported by the combination of Paradyne and Zhone.

In summary we turned positive in both GAAP and non-GAAP EPS. We have improved our cash position. We continue to bring new products to the market and deliver on our road map. We are proud of the continued execution to improve financial results. We are thankful to our customers and their continued support and confident of Paradyne. And most of all, we are proud of the employees of Paradyne for achieving those results. At this point, I will turn the call over to Pat Murphy.

Pat Murphy:	Thank you, Sean. For today’s review of our second quarter results, I’ll begin first with the seam of operations and also address the balance sheet. My comments are based on non-GAAP normalized results consistent with the earnings models prepared by the analyst community which excludes business restructuring charges and the amortization of deferred stock compensation and intangible assets.

Non-GAAP normalized results represents management’s view of operating results excluding those transactions that management does not reasonably expect to be part of returning business transactions over the long term. We also report as we have in the past, earnings in accordance with generally accepted accounting principles, GAAP.

Reconciliations between current quarter GAAP results and non-GAAP normalized results for net income loss, operating expenses, diluted shares, and earnings per share are provided on the company web site at www.paradyne.com/companyinvestor.

Now with respect to the quarter, our total revenues for the second quarter were $28 million, higher than the street consensus and guidance. Revenues were up 15% from the second quarter of 2004. North America accounted for $16.2 million of our equipment sales in the quarter up 5% from the same period last year and represented 61% of our total equipment sales revenue in the quarter.

The second quarter revenues are reflective of solid results from the CLEC, hospitality and IXC markets.

International accounted for $10.5 million of our equipment sales in the quarter, up 44% from the same period last year. International represented 39% of our total equipment sales revenue in the quarter reflecting strong performance in the Asia Pacific rim and Cala regions.

Broadband revenues were $24.8 million slightly off our guidance of $25.1 million. Broadband revenues were up 21% from the second quarter of 2004. DSL represents 89% of the broadband revenues in the quarter. DSL equipment sales grew from $17.3 million in the second quarter of 2004 to $22.2 million in the second quarter of 2005, an increase of 29%.

Narrowband revenues were $1.9 million up from our guidance of $1.1 million. Service and royalties accounting for the remaining $1.3 million in revenue. AT&T, Cable and Wireless, Force Broadband, one of our international distributors in the Nordic region, and Graybar Electronics and Power and Telephone Supply, two of our IOC distributors, were major revenue contributors. These five customers together represented approximately 25% of our second quarter revenues. There was no customer in the quarter with greater than a 10% concentration.

Our gross margin as a percentage of revenue in the second quarter was 41% up from 37% in the first quarter and two points higher than our 39% guidance for the quarter principally to having fully transitioned all the Net to Net products to our manufacturing facility and a mix of higher margin products.

Operating expenses were $10.6 million in the second quarter lower than our guidance of $11.2 caused by delay of anticipated R&D expenditures and lower facility expenses. Excluding the effects of patent sales in the first quarter of 2005, expenses were up $100,000 from the prior quarter.

Non-GAAP net income for the quarter was $1, 336,000 results in non-GAAP earnings per share of 3 cents based on $47.3 million diluted share outstanding. This was an improvement from our guidance and street consensus of a 1 cent loss. The 3 cent non-GAAP EPS is up from the first quarter one cent non-GAAP EPS and compares to a two cent non-GAAP EPS for the same period in 2004.

Our earnings per share in accordance with GAAP was a 2 cent EPS for the second quarter. The difference between GAAP and non-GAAP EPS in the quarter is due to amortization of deferred stock compensation and intangible assets aggregating $548,000.

Turning to the balance sheet, cash at June 30 was $42.7 million up $500,000 from the $42.2 million at the end of the first quarter. This $500,000 increase in cash was within the range of our guidance which ranged from a decrease of two million to a net increase of one million. Our trade accounts receivable were $16 million, down by $1.2 million from the March 31st level. The days sales outstanding for the quarter was 54 days, lower by 4 days in the prior quarter.

Turning to inventory, we finished with $20.1 million up $2 million from the March 31st level. The increase is mostly attributable to volume purchases of high demand inventory made to significantly reduce transportation costs. We experienced inventory turns of 3.4 times in the quarter compared to 3.8 turns in the previous quarter and 3.7 turns for the same period in 2004.

This concludes the prepared comments I have for Q2 results.

In light of our planned merger with Zhone, this will likely be our last earnings conference call. We hope that the transaction with Zhone will close prior to when we would expect to file our third quarter 10Q.

Therefore I will not be addressing the going forward business or providing guidance for the third quarter of 2005. However I would like to provide you with some data points relative to the merger agreement.

As part of the merger, there is a minimum cash requirement that Paradyne needs to meet as a condition to close. Specifically, if the closing occurs on or before October 31, 2005 the “adjusted cash balance” as defined, must be greater than or equal to $38 million. If the closing occurs after October 31 and on or before November 30, the adjusted cash balance must be $37 million, and if the closing occurs after November 30 and on or before December 31, the adjusted cash balance must be $36 million.

To calculate the Adjusted Cash Balance, add the amount of cash on hand to the value of any cash equivalents and securities available for sale as of the last day of the preceeding calendar market plus the amount of all transaction expenses (including legal, accounting, financial advisory, severance, bonus and other expenses incurred through the last day of the preceding calendar month as a result of the merger agreement).

Obviously we wouldn’t have agreed to the minimum adjusted cash balance closing condition unless we were comfortable that we would be able to satisfy the condition. In addition, our estimated cash position as of yesterday was more than $1 million higher than the June 30 balance and at the end of each quarter over the past 14 quarters, our cash balance has been in excess of $40 million.

Also we have demonstrated operationally over the past several years the ability to manage efficiently our inventory and operating expenses levels. This concludes my comments. And Sean and I are now available for any questions you may have.

Operator:	At this time if you would like to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Matt Robison.

Matt Robison:	You hit most of my questions with your closing comments. I guess I’ll just congratulate you and your team for finishing on an up note.

Sean Belanger:	Well thanks a lot, Matt. We’re very proud of the quarter. Always good to finish on an up note.

Patrick Murphy:	Thanks Matt.

Operator:	Your next question comes from the line of Cary Robinson.

Cary Robinson:	Yes hi guys. Two questions, number one what are the high demand items that caused an increase in inventory? And then secondly even though you’re not giving guidance for the third quarter, what’s does the business look like going into the quarter relative to the types of sequential growth that you’ve posted over prior quarters.

Pat Murphy:	Okay. Let me address the inventory question. We have increases in inventory because we are taking shipments in transit by boat frankly which is involved in the shipments. So we have an increase in what is our high demand products. And so that represented roughly a little bit more than half of the increase in inventory. And the rest is just meeting customer demand.

Cary Robinson:	So is that finished goods that you’re taking shipments on or are they some type of component?

Pat Murphy:	These – half of them are related to finished goods. These are the endpoint shipments.

Sean Belanger:	Yes we get the endpoint made in China and that – that accounts for half of it, Cary.

Cary Robinson:	Okay great. And then, you know, can you give us a general feel of how business peaks? Obviously you had a great quarter on revenue addition and do you see that continuing into the third quarter.

Sean Belanger:

Well the thing that we did, you know Cary, we never really get into the next quarter with you guys. And I think we ought to stay there. Certainly, you know, we’re really happy that the backlog is greater going into the quarter. And we’ll share that with you. And don’t take any reading into that, you know, not coming in on the third quarter yet. But I don’t think we’ve ever done that before so it wouldn’t be consistent to do it now.

Cary Robinson:	Okay great. Okay, thanks, congratulations.

Sean Belanger:	Thank you.

Operator:	If you would like to ask a question ladies and gentlemen, you may do so by pressing star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. We are still queuing the roster. I would also like to remind you again, if you would like to ask a question, press star then the number one on your telephone keypad. You do have a follow up question from Cary Robinson.

Cary Robinson:	I just – I thought of a question on the accounts receivable actually coming down by it looks like $1.2 some odd million in the quarter. Is that an indication that the quarter is pretty limited? Or were there still – were there some larger orders at the end of the quarter even though they all came down? How did linearity look in the quarter?

Pat Murphy:	You know, we generally don’t speak to linearity. I don’t think there’s any unusual trends in the quarter with respect to linearity. So I don’t know how best to answer that. But I don’t think you can read anything into the reduction in receivables with respect to the linearity in the quarter. Nothing out of the norm that we’ve been experiencing in past quarters.

Cary Robinson:	Okay good, thank you.

Operator:	Your next question comes from the line of Steve Baughman with Parvest Asset Management.

Steve Baughman:	Thanks guys. Just let me add my congratulations on the deal. On the backlog, can you just remind us how you guys think of backlog? Is that a 12 month backlog? Is that a three month backlog?

Sean Belanger:	We think of it as three months backlog. You know, we’re not – when we talk about our backlog, its backlog that’s very shippable in the next Q.

Steve Baughman:	Okay great. That’s helpful. Thanks very much and congratulations again.

Sean Belanger:	Thank you.

Pat Murphy:	Thank you.

Operator:	As a reminder if you would like to ask a question, you may do so by pressing star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your next question comes from Ari Hirt with Lawrence Partners.

Ari Hirt:	Yes, hi thank you. I’m sorry. At the end of the call you talked about the adjusted cash balance and what factors go into that. I wasn’t able to get down everything. Would you just repeat all the different pro forma factors that might…

Pat Murphy:

Sure I’ll repeat. There is an adjusted cash balance calculation that needs to occur. It occurs at the end of the month prior to the actual closing date. So if the closing occurs before October 31, you would look at the month prior to the closing and it has to be a $38 million number. If the closing occurs after October 31 but on or before November 30, the adjusted cash balance must be $37 million.

And if the closing occurs after November 30 or on or before December 31, the cash balance must be $36 million. The adjusted cash balance is measured by taking essentially cash on hand and adding back any securities we hold for sale which are like a cash security and adding back to that any expenses that are related to the merger itself, legal, accounting, financial advisory, severance, bonus, and other expenses. And the comparison is made at that point and that is a condition to close.

Ari Hirt:	So if your merger expenses are $5 million, you’d add back that $5 million at the end.

Pat Murphy:	That’s correct.

Ari Hirt:	Okay, thank you.

Pat Murphy:	Sure enough.

Operator:	There are no further questions at this time.

Sean Belanger:	Thanks a lot for tuning in.

Operator:	This concludes today’s conference call. You may now all disconnect.

END

Additional Information

In connection with the proposed transaction, Zhone and Paradyne have filed with the SEC a preliminary joint proxy statement/prospectus, as part of a Registration Statement on Form S-4 and other relevant materials. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT MATERIALS AS AND WHEN THEY ARE FILED WITH THE SEC AND BECOME AVAILABLE. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the Registration Statement and Proxy Statement as well as other filings containing information about Paradyne and Zhone, free of charge, at the SEC’s web site at www.sec.gov. In addition, the documents may be obtained free of charge by contacting Paradyne through its web site at www.paradyne.com or by contacting Investor Relations, Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773, Phone: (727) 530-2000. The documents may also be obtained free of charge by contacting Zhone through its web site at www.zhone.com or by contacting Investor Relations, Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621, Phone: (510) 777-7000.

Paradyne, Zhone, and their respective directors, executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from Paradyne stockholders with respect of the proposed transaction. Information about the directors and executive officers of Paradyne and their ownership of Paradyne securities is set forth in the proxy statement for Paradyne’s 2005 annual meeting of stockholders, which was filed with the SEC on April 11, 2005. Information about the directors and executive officers of Zhone and their ownership of Zhone securities is set forth in the proxy statement for Zhone’s 2005 annual meeting of stockholders, which was filed with the SEC on April 1, 2005. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the preliminary joint proxy statement prospectus and the definitive joint proxy statement/prospectus and the other relevant documents filed with the SEC as and when they are filed with the SEC and become available.